Exhibit 99.1

EverQuote Announces Second Quarter 2022 Financial Results

•	Performance Exceeds Guidance on Key Financial Metrics

•	Total Revenue of $101.9 million

•	Variable Marketing Margin of $33.1 million

•	DTCA Operations Generated 13% of Total Revenue

CAMBRIDGE, Mass., August 1, 2022 (GLOBE NEWSWIRE) — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the quarter ended June 30, 2022.

“In the second quarter, we exceeded guidance expectations across our three primary financial KPIs delivering revenue of $101.9 million and Variable Marketing Margin, or VMM, of $33.1 million, and generated positive Adjusted EBITDA,” said Jayme Mendal, CEO of EverQuote. “We are effectively reacting to a rapidly changing market environment, altering our cost structure and modifying our bidding strategy to navigate continued volatility and increased headwinds in the auto insurance industry. We are also benefiting from our multi-year effort to diversify our distribution into agent channels. Our Direct-to-Consumer-Agency, or DTCA, continued to perform well in the second quarter as we drove improving unit economics and cash efficiency of our operations.

“We continue to make progress towards our long-term vision to become the largest online source of insurance policies by combining data, tech, and knowledgeable advisors to make insurance simpler, more affordable and personalized. As auto carrier demand recovers, we continue to expect that EverQuote will be well-positioned to return to our historic trend of strong revenue growth and expanding Adjusted EBITDA.”

Second Quarter 2022 Financial Highlights:

(All comparisons are relative to the second quarter of 2021):

•	Total revenue of $101.9 million, a decrease of 3%.

•	Automotive insurance vertical revenue of $81.4 million, a decrease of 6%.

•	Revenue from other insurance verticals, which includes home and renters, life, and health insurance, increased 10% to $20.5 million.

•	Variable Marketing Margin of $33.1 million, an increase of 1%.

•	GAAP net loss increased to $3.8 million, compared to GAAP net loss of $1.9 million.

•	Adjusted EBITDA decreased to $1.4 million, compared to Adjusted EBITDA of $6.6 million.

•	DTCA operations generated $13.1 million in revenue, or 13% of total revenue.

Third Quarter and Full-Year 2022 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Third Quarter 2022:

•	Revenue of $90 - $95 million.

•	Variable Marketing Margin of $24 - $27 million.

•	Adjusted EBITDA of ($6) - ($3) million.

Full Year 2022:

•	Revenue of $400 - $410 million.

•	Variable Marketing Margin of $116 - $122 million.

•	Adjusted EBITDA of ($7) - ($1) million.

With respect to the Company’s expectations under “Third Quarter and Full Year 2022 Guidance” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, acquisition-related costs, legal settlement, one-time severance charges, interest income, and income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss). In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its second quarter 2022 financial results at 4:30 p.m. Eastern Time today, August 1, 2022. To access the conference call, dial Toll Free: (844) 200-6205 for the US, or (929) 526-1599 for international callers, and provide conference ID 515022. The live webcast and replay will be available on the Investors section of the Company’s website at https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the impact on the Company and the insurance industry of the COVID-19 pandemic; (4) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (5) the Company’s ability to maintain and build its brand; (6) the Company’s reliance on its third-party service providers; (7) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (8) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (9) the expected recovery of the auto insurance industry; (10) developments regarding the insurance industry and the transition to online marketing; (11) the Company’s ability to successfully integrate PolicyFuel; (12) the Company’s ability to successfully remediate the material weaknesses identified in the Company’s internal controls over financial reporting; (13) the possible impacts of inflation; and (14) other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, property, and future. Our vision is to become the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact:

Brinlea Johnson

The Blueshirt Group

415-489-2193

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands except per share)		(in thousands except per share)
Revenue	$101,915	$105,063	$212,596	$208,885

Cost and operating expenses(1):
Cost of revenue	6,059	5,811	12,043	11,764
Sales and marketing	87,854	85,610	184,004	173,179
Research and development	8,245	9,053	16,441	17,626
General and administrative	7,357	6,200	14,298	11,796
Acquisition-related	(3,779)	265	(4,671)	186

Total cost and operating expenses	105,736	106,939	222,115	214,551

Loss from operations	(3,821)	(1,876)	(9,519)	(5,666)

Other income (expense):
Interest income	37	10	45	24
Other income (expense), net	28	(15)	3	(40)

Total other income (expense), net	65	(5)	48	(16)

Net loss	$(3,756)	$(1,881)	$(9,471)	$(5,682)

Net loss per share, basic and diluted	$(0.12)	$(0.07)	$(0.31)	$(0.20)

Weighted average common shares outstanding, basic and diluted	31,519	28,895	31,027	28,665

(1) Amounts include stock-based compensation expense, as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Cost of revenue	$95	$83	$154	$174
Sales and marketing	2,964	2,459	6,174	5,850
Research and development	2,650	2,321	5,061	4,648
General and administrative	1,891	2,226	3,741	3,937

	$7,600	$7,089	$15,130	$14,609

EVERQUOTE, INC.

BALANCE SHEET DATA

	June 30,	December 31,
	2022	2021
	(in thousands)
Cash and cash equivalents	$41,269	$34,851
Working capital	43,415	37,288
Total assets	160,989	143,607
Total liabilities	54,737	58,482
Total stockholders’ equity	106,252	85,125

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Cash flows from operating activities:
Net loss	$(3,756)	$(1,881)	$(9,471)	$(5,682)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,405	1,136	2,916	2,310
Stock-based compensation expense	7,600	7,089	15,130	14,609
Change in fair value of contingent consideration liabilities	(3,780)	(210)	(4,672)	(289)
Provision for (recovery of) bad debt	2	(4)	77	(50)
Unrealized foreign currency transaction (gains) losses	(23)	8	(16)	23
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	9,974	3,239	(999)	297
Prepaid expenses and other current assets	(114)	(264)	(250)	(92)
Operating lease right-of-use assets	642	609	1,287	1,400
Other assets	(5,691)	393	(11,252)	(340)
Accounts payable	(9,883)	(6,421)	3,413	(7,123)
Accrued expenses and other current liabilities	798	4,728	(2,059)	7,538
Deferred revenue	(10)	24	(122)	(33)
Operating lease liabilities	(692)	(699)	(1,355)	(1,337)
Other long-term liabilities	—	(32)	—	4

Net cash provided by (used in) operating activities	(3,528)	7,715	(7,373)	11,235

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(1,308)	(533)	(1,989)	(1,310)

Net cash used in investing activities	(1,308)	(533)	(1,989)	(1,310)

Cash flows from financing activities:
Proceeds from exercise of stock options	50	452	608	1,724
Proceeds from private placement of common stock	—	—	15,000	—
Tax withholding payments related to net share settlement	(51)	—	(51)	—

Net cash provided (used) by financing activities	(1)	452	15,557	1,724

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(22)	—	(27)	1

Net increase (decrease) in cash, cash equivalents and restricted cash	(4,859)	7,634	6,168	11,650
Cash, cash equivalents and restricted cash at beginning of period	46,128	47,136	35,101	43,120

Cash, cash equivalents and restricted cash at end of period	$41,269	$54,770	$41,269	$54,770

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended June 30,		Change
	2022	2021	%
	(in thousands)
Automotive	$81,375	$86,358	-5.8%
Other	20,540	18,705	9.8%

Total Revenue	$101,915	$105,063	-3.0%

	Six Months Ended June 30,		Change
	2022	2021	%
	(in thousands)
Automotive	$169,050	$170,839	-1.0%
Other	43,546	38,046	14.5%

Total Revenue	$212,596	$208,885	1.8%

Other financial and non-financial metrics:

	Three Months Ended June 30,		Change
	2022	2021	%
	(in thousands)
Loss from operations	$(3,821)	$(1,876)	103.7%
Net loss	$(3,756)	$(1,881)	99.7%
Variable Marketing Margin	$33,091	$32,830	0.8%
Adjusted EBITDA(1)	$1,433	$6,599	-78.3%

	Six Months Ended June 30,		Change
	2022	2021	%
	(in thousands)
Loss from operations	$(9,519)	$(5,666)	68.0%
Net loss	$(9,471)	$(5,682)	66.7%
Variable Marketing Margin	$67,355	$64,268	4.8%
Adjusted EBITDA(1)	$3,859	$11,399	-66.1%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted. EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; acquisition-related costs; legal settlement; one-time severance charges; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net loss	$(3,756)	$(1,881)	$(9,471)	$(5,682)
Stock-based compensation	7,600	7,089	15,130	14,609
Depreciation and amortization	1,405	1,136	2,916	2,310
Acquisition-related	(3,779)	265	(4,671)	186
Interest income	(37)	(10)	(45)	(24)

Adjusted EBITDA	$1,433	$6,599	$3,859	$11,399